                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

PRELIMINARY INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]

FILED BY PARTY OTHER THAN THE REGISTRANT [_]

CHECK THE APPROPRIATE BOX:

[X] Preliminary Information Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

[ ] Definitive Information Statement

                           GLOBAL RESOURCE CORPORATION
                           ---------------------------
                (Name of Registrant as specified in its charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transactions applies:
(3) Per unit price or other underlying value of transaction computed pursuant to exchange act rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by exchange act rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, schedule or registration statement no.:
(3) Filing party:
(4) Date filed:

                           GLOBAL RESOURCE CORPORATION
                         408 BLOOMFIELD DRIVE-SUITE # 3
                          WEST BERLIN, NEW JERSEY 08901


                                                               December 11, 2007


To Our Stockholders:

       The purpose of this information statement is to inform the holders of record of shares of our common stock as of the close of business on the record date, November 21, 2007, that our board of directors has recommended, and that the holder of the majority of our capital stock has voted in favor of, resolutions which will effect the following corporate actions:

       1. Approve an amendment to our Articles of Incorporation to reduce the authorized number of shares of common stock which we may issue from 2,000,000,000 to 200,000,000 shares.

       2. Approve an amendment to our Articles of Incorporation to increase the authorized number of preferred shares which we may issue from 50,000,000 to 100,000,000 preferred shares.

       3. Approve an amendment to our Articles of Incorporation by filing an amendment to the Certificate of Designation for our 2006 Series of Convertible Preferred Stock reducing the number of shares of common stock into which each share of 2006 Convertible Preferred Stock may be converted, from 2 shares of common stock to 1/2 of 1 share of common stock.

       4. Approve an amendment to our Articles of Incorporation to indemnify our directors and officers to the maximum extent permitted under the laws of the State of Nevada.

       5. Approve an amendment to our Articles of Incorporation limiting the liability of our directors and officers to the Company, our stockholders and creditors to the maximum extent provided under the Private Corporations Law of the State of Nevada (the "Nevada PCL").

       6. Clarify the language of a prior amendment to our Articles of Incorporation permitting the board of directors to declare reverse stock splits of our issued and outstanding shares without approval of the stockholders under section 78-2055 of the Nevada PCL.

       We have a consenting stockholder, Mr. Frank N. Pringle, our President and CEO, who owns 119,000 shares of our common stock and 35,236,188 shares of the 2006 Series of Convertible Preferred Stock. Therefore, Mr. Pringle, voting his 2006 Series of Convertible Preferred Stock together with his shares of common stock as a single class has the power to vote 70,591,376 shares of the common stock, which number represents 69.57% of all of the issued and outstanding voting shares of our Company and exceeds a majority of the issued and outstanding voting shares on the record date. Accordingly, Mr. Pringle has the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

       Mr. Pringle has voted in favor of the proposed amendments to our Articles of Incorporation to: (i) reduce the authorized shares of common stock, (ii) increase the number of authorized shares of preferred stock, (iii) change the Certificate of Designation for the 2006 Series of Convertible Preferred Stock by reducing the applicable conversion feature from 2 shares to 1/2 of 1 share of common stock for each share of 2006 Convertible Preferred Stock, (iv) indemnify our directors and officers to the maximum extent permitted by Nevada law, (v) limit the liability of our directors and officers to the Company, our stockholders and our creditors to the maximum extent permitted under Nevada law, and (vi) correct the wording of a prior amendment granting discretionary authority to the board with respect to the declaration of a reverse stock split without stockholder approval.

       WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

       We appreciate your continued interest in Global Resource Corporation

                                           Very truly yours,

                                           /s/ Frank G. Pringle

                                           Frank G. Pringle,
                                           President and CEO

                           GLOBAL RESOURCE CORPORATION
                         408 BLOOMFIELD DRIVE-SUITE # 3
                          WEST BERLIN, NEW JERSEY 08901

                              INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

       This information statement is furnished to the holders of record at the close of business on November 21, 2007, the record date, of the outstanding common stock of Global Resource Corporation, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, in connection with actions which the holder of the majority of the votes of our stock intends to take as soon as possible following the 20th day after mailing this information statement to our stockholders to effect the following corporate actions:

       1. To amend our Articles of Incorporation to reduce the authorized number of shares of our common stock which we may issue from 2,000,000,000 to 200,000,000 shares.

       2. To amend our Articles of Incorporation to increase the number of shares of preferred stock which we may issue from 50,000,000 to 100,000,000 preferred shares.

       3. To amend our Articles of Incorporation by filing an amendment to the Certificate of Designations for our 2006 Series of Convertible Preferred Stock reducing the number of shares of common stock into which each share of our 2006 Series of Convertible Preferred Stock may be converted from 2 shares of common stock to 1/2 of 1 share of common stock.

       4. To amend our Articles of Incorporation to indemnify our directors and officers to the maximum extent permitted under the laws of the State of Nevada.

       5. To amend our Articles of Incorporation limiting the liability of our directors and officers to the Company, our stockholders and creditors to the maximum extent provided under the Private Corporations Law of the State of Nevada (the "Nevada PCL").

       6. To clarify the language of a prior amendment to our Articles of Incorporation permitting the board of directors to declare reverse stock splits of our issued and outstanding shares without approval of the stockholders under section 78-2055 of the Nevada PCL.

       This information statement will be sent on or about December 22, 2007 to our stockholders of record who have not signed the majority written consent described herein.

                                VOTING SECURITIES

       In accordance with our bylaws, our board of directors has fixed the close of business on November 21, 2007 as the record date for determining the stockholders entitled to notice of the above noted actions. The amendments to our articles of incorporation require the affirmative vote of a majority of the shares of our common stock issued and outstanding at the time the vote is taken.

       As of the record date, 30,728,863 shares of our common stock were issued and outstanding and 35,236,188 shares of our 2006 Series of Convertible Preferred Stock were issued and outstanding with each such preferred share having 2 votes for each preferred share and voting together with the common stock on all matters presented to our stockholders. Each share of our common stock is entitled to 1 vote on all matters brought before the stockholders.

       We have a consenting stockholder, Mr. Frank N. Pringle, our President and CEO, who owns 119,000 shares of our common stock and all of the 2006 Series of Convertible Preferred Stock. Therefore, Mr. Pringle has the power to vote 70,591,376 shares of the common stock, which number represents 69.57% of all of the issued and outstanding voting shares of our Company and exceeds a majority of the issued and outstanding voting shares on the record date. Mr. Pringle has the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

       Mr. Pringle has voted in favor of the proposed amendments to our articles of incorporation to: (i) reduce the authorized shares of common stock, (ii) increase the number of authorized shares of preferred stock, (iii) amend the Certificate of Designation for our 2006 Series of Convertible Preferred Stock by reducing the applicable conversion feature from 2 shares to 1/2 of 1 share of common stock for each share of 2006 Convertible Preferred Stock, (iv) to indemnify our directors and officers to the maximum extent permitted by Nevada law, (v) to limit the liability of our directors and officers to the Company, our stockholders and our creditors to the maximum extent permitted under Nevada law, and (vi) correct the wording of a prior amendment granting discretionary authority to the board with respect to the declaration of a reverse stock split without stockholder approval.

       If the proposed actions were not adopted by written majority stockholder consent, it would have been necessary for these actions to be considered by the Company's Stockholders at a Special Stockholder's Meeting convened for the specific purpose of approving the actions. The elimination of the need for a special meeting of the shareholders to approve the actions is authorized by the provisions of Section 78.320 of the Nevada PCL. Section 78.320 provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. According to Section 78.320, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company's Articles of Incorporation. In order to effect the amendments as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company voted to utilize the written consent of the majority stockholder of the Company.

DISTRIBUTION AND COSTS

       We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

       Security holders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

DISSENTERS' RIGHT OF APPRAISAL

       No action will be taken in connection with the proposed corporate actions by our board of directors or the voting stockholders for which Nevada law, our Articles of Incorporation or bylaws provide a right of a stockholder to dissent and obtain appraisal of, or payment for, such stockholder's shares.

TABLE OF CONTENTS

Amendment to Decrease Number of Authorized Shares of Common Stock

Amendment to Increase Number of Authorized Shares of Preferred Stock

Amendment to the Certificate of Designation for 2006 Series of Convertible Preferred Stock

Amendment to Indemnify Directors and Officers under Nevada Law

Amendment to limit the Liability of our Directors and Officers to the Company, our Stockholders and Creditors under Nevada Law

Amendment to Clarify Directors' Right to Declare Reverse Stock Split without Stockholder Approval

Interest of Persons in Matters to be Acted Upon and Principal Holders Thereof

Certain Information Regarding Our Directors and Executive Officers

Additional Information

Miscellaneous

Exhibits Index

AMENDMENT TO ARTICLES OF INCORPORATION TO REDUCE THE NUMBER OF SHARES OF OUR AUTHORIZED COMMON STOCK

       The board of directors has determined that it is advisable to decrease our authorized common stock and has adopted, with stockholder approval by majority written consent, an amendment to our Articles of Incorporation to (i) decrease our authorized number of shares of common stock from 2,000,000,000 shares to 200,000,000 shares. A copy of the proposed amendment to our Articles of Incorporation is attached to this information statement as Exhibit A.

DECREASE IN AUTHORIZED SHARES OF COMMON STOCK

       Our board does not believe there is any need for our Company to be authorized to issue 2,000,000,000 shares. The board does not foresee any circumstances in which we would issue over time or through any combination or series of issuances a number of shares of common stock as would remotely approach 2 billion shares. On the other hand, there are negative associations in the perception of investors and the marketplace, about a company with the ability to issue extraordinary numbers of shares in relation to the actual current capitalization and status of a company such as our own. For these reasons the board has determined to reduce the number of authorized shares of common stock we may issue.

       The following is a summary of the material matters relating to our common stock:

       Presently, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders, including the election of directors. Our common stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding series of our preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. In the event of the liquidation, dissolution, or winding up of Global Resources Corporation, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our stockholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding.

       The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The amendment to reduce our authorized shares of common stock would not alter or modify any preemptive right of holders of our common stock to acquire our shares, which is denied, or effect any change in our common stock, other than the number of authorized shares.

       Adoption of the proposed amendment would not affect the rights of the holders of our currently outstanding common stock. The amendment will become effective upon filing of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, but not earlier than 20 days after the first mailing of the definitive information statement to our stockholders.

AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR PREFERRED STOCK

INCREASE IN AUTHORIZED SHARES OF PREFERRED STOCK

       Our board has determined that it is desirable to increase the number of authorized preferred shares we may issue from 50,000,000 shares to 100,000,000 shares of preferred stock. A copy of the proposed amendment to our Articles of Incorporation is attached to this information statement as Exhibit A. The board believes there are circumstances where the ability to issue preferred shares will enhance our ability to attract capital, creatively structure acquisitions or financings or assist strategic alliances.

       Authorizing an additional 50,000,000 shares of preferred stock would give our board of directors the express authority, without further action of the stockholders, to issue preferred stock from time to time as the board deems necessary with such characteristics, designations and voting and economic rights as the board may determine. This means the board may issue preferred shares that have economic rights to participate in our distributions superior to the holders of our common stock and increased or special voting rights and privileges without further action by the stockholders, unless such action were specifically required by applicable law or rules of any stock exchange or similar system on which our securities may then be listed. The board of directors believes it is necessary to have the ability to issue such additional shares of preferred stock for general corporate purposes. Potential uses of the additional authorized shares may include equity financings, acquisition transactions, PIPE financings, stock dividends or distributions.

       It should be noted that the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a stockholder's investment.

       In the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares caused by the issuance of additional preferred shares will dilute the earnings per share and book value per share of all outstanding shares, including shares of our common stock. If such factors were reflected in the price per share of common stock, the potential realizable value of a stockholder's investment could be adversely affected.

ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK

       As of the date of this information statement, our board has no plans to issue or use any of our newly authorized shares of preferred stock. The increase in the number of our authorized preferred shares is proposed by our management in order to ensure sufficient reserves of our preferred stock for various capital purposes and to eliminate the need for similar amendments in the near future, which could be costly and time-consuming and delay our ability to take advantage of timing in certain situations.

       The proposal with respect to our preferred stock is not being made by us in response to any known accumulation of shares or threatened takeover.

       The amendment will become effective upon filing of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, but not earlier than 20 days after the first mailing of the definitive information statement to our stockholders.

AMENDMENT TO THE CERTIFICATE OF DESIGNATION FOR THE 2006 SERIES OF CONVERTIBLE PREFERRED STOCK

       Our board of directors has unanimously adopted a resolution to file an amendment to our Certificate of Designation for our 2006 Series of Convertible Preferred Stock that were issued to Mr. Frank G. Pringle, our Chairman and CEO, in connection with our acquisition of Mobilestream Oil, Inc. in December 2006. At the time of the Mobilestream acquisition, Mr. Pringle received 35,236,188 shares of 2006 Series of Convertible Preferred Stock (the "2006 Convertible Preferred Stock") with the right to convert 1 share of 2006 Convertible Preferred Stock into 2 shares of our common stock. Mr. Pringle also has the right to vote his shares of 2006 Convertible Preferred Stock together with our common stock as if fully converted (i.e. 2 votes for each share of 2006 Convertible Preferred Stock) as one class on all matters presented to the Company stockholders; provided, however, Mr. Pringle has the right to elect a majority of our Board of Directors until such time as the shares of 2006 Convertible Preferred Stock are converted. Until January 1, 2009, any holder of the 2006 Convertible Preferred Stock, including Mr. Pringle and his affiliates, may not convert the Preferred Stock, if, (i) after giving effect to the conversion, or (ii) the conversion and shares of common stock acquired from other sources, the holder (and its affiliates) would own in excess of 4.99% of the outstanding shares of the Company's common stock.

       Pursuant to the terms of the Mobilestream acquisition documents, in January 2007 we filed a Certificate of Designation for the 2006 Convertible Preferred Stock having the foregoing characteristics including the 2 for 1 conversion feature. In October 2007 the Company and Mr. Pringle agreed, effective upon filing an amendment to the Certificate of Designation, to reduce the conversion feature from 2 shares to 1/2 of 1 share of common stock for each share of the 2006 Convertible Preferred Stock. The proposed amendment to the Certificate of Designation will have the effect of reducing the absolute number of shares of common stock Mr. Pringle will own after he converts his 2006 Convertible Preferred Stock from 70,500,574 to 17,618,094 shares of common stock, and also reducing Mr. Pringle's percentage of voting control of the Company from approximately 69.57% to 36.69%. See also "Interest of Persons in Matters to be Acted Upon and Principal Holders Thereof" and "Certain Information Regarding Our Directors and Executive Officers."

       A copy of the proposed amendment to the Certificate of Designation for the 2006 Series of Convertible Preferred Stock is attached to this information statement as Attachment B. The amendment will become effective upon filing of a certificate of amendment to the Certificate of Designation with the Secretary of State of the State of Nevada, but not earlier than 20 days after the first mailing of the definitive information statement to our stockholders.

AMENDMENT TO OUR ARTICLES OF INCORPORATION TO PROVIDE THE MAXIMUM
INDEMNIFICATION PERMITTED UNDER NEVADA LAW FOR OUR DIRECTORS AND OFFICERS

       Our board of directors has adopted a resolution to amend our Articles of Incorporation to provide indemnification to our directors and officers to the maximum extent permitted by the laws of the State of Nevada. We currently enter into indemnification agreements with each of our executive officers and directors. Nevertheless, our board has determined that it would increase our ability to attract additional candidates to serve on our board and as officers of our Company if our charter documents reflected that the candidates would be indemnified to the maximum extent permitted by Nevada law.

       A copy of the proposed amendment regarding indemnification is attached to this information statement as Exhibit A. The amendment will become effective upon filing of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, but not earlier than 20 days after the first mailing of the definitive information statement to our stockholders.

AMENDMENT TO OUR ARTICLES OF INCORPORATION TO LIMIT THE LIABILITY OF OUR DIRECTORS AND OFFICERS TO THE COMPANY, OUR STOCKHOLDERS AND CREDITORS TO THE MAXIMUM EXTENT PERMITTED UNDER NEVADA LAW

       Our board of directors has adopted a resolution to amend our Articles of Incorporation to limit the liability of our directors and officers to the Company, our stockholders and our creditors to the maximum provide indemnification to our directors and officers to the maximum extent permitted by the laws of the State of Nevada. Our board has determined that it would increase our ability to attract additional candidates to serve on our board and as officers of our Company if our charter documents reflected that the liability of candidates for our board and to serve as our officers would be limited to the maximum extent permitted by Nevada law.

       A copy of the proposed amendment regarding the limitation of liability is attached to this information statement as Exhibit A. The amendment will become effective upon filing of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, but not earlier than 20 days after the first mailing of the definitive information statement to our stockholders.

CORRECTION TO OUR ARTICLES OF INCORPORATION IN CONNECTION WITH OUR BOARD OF DIRECTORS' RIGHT TO DECLARE REVERSE STOCK SPLITS OF ISSUED SHARES WITHOUT STOCKHOLDER APPROVAL UNDER NEVADA LAW

       Our board of directors has determined to file an amendment to our Articles of Incorporation clarifying the language permitting the board directors to declare a reverse stock split of our outstanding shares without an accompanying reduction of our authorized shares, a procedure permitted by
Section 78- 2055 of the Nevada PCL.

       Our Articles of Incorporation permit our board of directors to declare a reverse stock split of our outstanding shares without an accompanying reduction of our authorized shares, a procedure permitted by Section 78- 2055 of the Nevada PCL. We have used this section of our articles to declare the reverse stock split of our issued and outstanding shares in August 2006. The board believes the language of the Articles of Incorporation with respect to this power of the board would benefit from a clarification in the wording of the section. Accordingly, it has approved the adoption of language to clarify the wording of the section in the Articles of Incorporation; however, the amendment will not give the board any additional powers it did not have or exercise prior to the clarification amendment.

       A copy of the proposed amendment of clarification is attached to this information statement as Exhibit A. The amendment will become effective upon filing of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, but not earlier than 20 days after the first mailing of the definitive information statement to our stockholders.

INTEREST OF DIRECTORS AND OFFICERS IN MATTERS COVERED IN THIS INFORMATION STATEMENT

       The directors and officers of our Company do not have any interest in the proposals adopted and approved by the board and the majority stockholder except as follows:

       We currently have indemnification agreements between the Company and each of its directors and officers. There is also language in our Articles of Incorporation indemnifying the directors and officers against liability in the performance of their duties. Nevertheless, the proposed amendment incrementally increases the level of protection each director and officer will have under Nevada law.

       Under the Nevada PCL (section 78.138) the individual liability of our directors and officers to the Company, our stockholders and creditors is currently limited to situations in which said director or officer (i) breached a fiduciary duty as a director or officer or (ii) the breach involved intentional misconduct, fraud or a knowing violation of the law. The proposed amendment incorporates this limitation in our Articles of Incorporation, but does not alter the scope of their liability under the Nevada PCL or other laws of the State of Nevada.

       Our Chairman and CEO, Frank G. Pringle, is the sole owner of the 2006 Convertible Preferred Shares described in the Certificate of Designations filed in connection with our acquisition of Mobilestream Oil, Inc. Under the Certificate of Designation as originally filed in January 2007, Mr. Pringle received 35,236,188 shares of 2006 Convertible Preferred Stock, and is entitled to convert the 2006 Convertible Preferred Stock into shares of our common stock at the rate of 2 shares of our common stock for each 1 share of 2006 Convertible Preferred Stock. Mr. Pringle is also entitled to vote his shares of 2006 Convertible Preferred Stock together with our common stock as one class and as if fully converted (i.e. 2 votes for each share of 2006 Convertible Preferred Stock) on all matters presented to the Company stockholders; provided, however, Mr. Pringle has the right to elect a majority of our Board of Directors until such time as the shares of 2006 Convertible Preferred Stock are converted. Until January 1, 2009, any holder of the 2006 Convertible Preferred Stock, including Mr. Pringle and his affiliates, may not convert the Preferred Stock, if, (i) after giving effect to the conversion, or (ii) the conversion and shares of common stock acquired from other sources, the holder (and its affiliates) would own in excess of 4.99% of the outstanding shares of the Company's common stock.

       In October 2007 Mr. Pringle and the Company agreed, effective upon filing the amendment to the Certificate of Designation, to reduce his right of conversion from 2 shares to 1/2 of 1 share of common stock for each share of his 2006 Convertible Preferred Stock. The proposed amendment to the certificate of designation will have the effect of reducing the absolute number of shares of common stock Mr. Pringle will own after he converts his 2006 Convertible Preferred Stock from 70,500,574 to 17,618,094 shares of common stock, and also reducing Mr. Pringle's percentage of voting control of the Company from approximately 69.57% to 36.69%. The proposed amendment will not affect the other characteristics of the 2006 Convertible Preferred Stock including (i) his right to vote the 2006 Convertible Preferred Stock together with the common stock at all times prior to conversion, (ii) the right to elect a majority of the board of directors and (iii) the percentage restrictions on the conversion feature.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth, as of December 7, 2007, information regarding the beneficial ownership of shares of our common stock (i) by each person known by us to own 5% or more of the outstanding shares of our common stock, (ii) by each of our named executive officers and our directors, and (iii) by all executive officers and directors as a group. At the close of business on October 31, 2007, there were 30,728,863 shares of our common stock issued and outstanding. Unless otherwise noted, we believe that all persons named in the table have sole voting power and investment power with respect to all shares beneficially owned by them.

                                            Shares of            Percentage
                                            Common               of Class as of
Name and Address of Beneficial Owners       Stock                12/7/2007(1)
-------------------------------------       -------------        ---------------
Frank G. Pringle                            70,591,376(2)        69.57%
109 Bortons Road
Marlton, New Jersey 08053

Jeffrey J. Andrews                          100,000(3)           0.0038%(3)
8 Cushman Road
Rosemount, Pennsylvania 19010

Frederick A. Clark                          0                    0
321 N. Front Street
Harrisburg, Pennsylvania 17101

Kim Thorne O'Brien                          25,000               0
19 Sawmill Road
Medford, NJ 08055

Jonathan L. Simon                           15,000               0
1722 Garfield Avenue
Wyomissing, PA 19610

Lois Augustine Pringle                      72,896,376(4)        72.03%
109 Bortons Road
Marlton, New Jersey 08053

Olde Monmouth Stock Transfer Co., Inc.,     11,188,966(5)        0(6)
Trustee Carbon Recovery Corporation
  Liquidating Trust
200 Memorial Parkway
Atlantic Highlands, New Jersey 07716

Olde Monmouth Stock Transfer Co., Inc.,     11,145,225           0(6)
Trustee Mobilestream Oil, Inc.
  Liquidating Trust
200 Memorial Parkway
Atlantic Highlands, New Jersey 07716

All Directors and Officers as a Group       70,731,376(2),(3)    69.71%
  (3 persons)
-----------

1. Based on 30,728,863 shares issued and outstanding as of October 31, 2007, without including the 70,472,376 shares issuable upon conversion of the 2006 Series of Convertible Preferred Stock or issuable upon exercise of the Company's Mobilestream Acquisition Warrants, the Carbon Recovery Acquisition Warrants, or stock options. For purposes of calculating Mr. Pringle's percentage of ownership, however, the 70,472,376 shares were included in the base. Pursuant to agreement between the Company and Mr. Pringle the number of shares issuable upon conversion of the 2006 Series of Convertible Preferred Stock will be reduced to 17,168,094 effective with the filing of the amendment to the Certificate of Designation for the 2006 Series of Convertible Preferred Stock.

2. Includes 70,472,376 shares of common stock obtainable upon conversion of the Company's 2006 Series of Convertible Preferred Stock and 119,000 shares distributable from the Carbon Recovery Corporation liquidating trust as a shareholder of Carbon Recovery Corporation. Does not include common stock purchase options to purchase 200,000 shares of the Company's common stock, 80% of which have not yet vested and are therefore not exercisable. Does not include 2,305,000 shares held by Lois Augustine-Pringle, his wife, in which Mr. Pringle denies a beneficial interest. Pursuant to agreement between the Company and Mr. Pringle the number of shares issuable upon conversion of the 2006 Series of Convertible Preferred Stock will be reduced to 17,168,094 effective with the filing of the amendment to the Certificate of Designation for the 2006 Series of Convertible Preferred Stock.

3. Includes 100,000 shares issued under our 2007 Plan.

4. Includes 70,591,376 shares held by Frank G. Pringle, her husband.

5. The 48,188,996 shares the Company issued for the acquisition of the assets of Carbon Recovery Corporation was subsequently reduced to 11,188,996 shares by the cancellation of 37,500,000 shares of the Company's common stock indirectly owned by the Company in the Carbon Recovery Liquidating Trust after the acquisition of the assets of Mobilestream Oil, Inc. which had owned the 37,500,000 shares of Carbon Recovery Corporation.

6. Old Monmouth Stock Transfer Co., Inc. is the Trustee of both Liquidating Trusts; it has no beneficial interest in the shares held in the trusts. With the exceptions of Frank G. Pringle and Lois Augustine Pringle, no person or entity has a 5% or greater interest in the Company as the result of his/her/its beneficial interest in either Liquidating Trust.

CERTAIN INFORMATION REGARDING OUR DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the name, age and position held by each of our directors and executive officers. Directors are elected at each annual meeting and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders. Currently, our directors are not compensated for their services, although their expenses in attending meetings are reimbursed.

       Name                 Age            Position
       ----                 ---            --------
Frank G. Pringle            63             Chairman of the Board of Directors,
                                           President and Chief Executive Officer

Jeffrey J. Andrews          55             Director, Chief Financial Officer,
                                           Secretary and Treasurer

Frederick A. Clark          44             Director

Kim Thorne O'Brien          49             Director

Jonathan L. Simon           56             Director

BUSINESS EXPERIENCE

       The following describes the business backgrounds of our executive officers and directors.

       FRANK G. PRINGLE has served as our Chairman of the Board, President and Chief Executive Officer since September 22, 2006. Mr. Pringle is the inventor of the process and related apparatus covered by the patent pending covering portions of the described technology. Mr. Pringle attended Kent State from 1962 to 1963, Hiram College from 1963 to 1964, Lake Erie College from 1963 to 1964 and Towson State College from 1965 to 1966, majoring in Chemistry and Mathematics. Since 1964: he has (i) designed and installed "turn key" engineering operations for food, soft drink, brewery, glass and plastic manufacturing plants, (ii) been a consultant to clients for previously designed and installed manufacturing plants, (iii) designed, built and managed the operations of a plant for recycling glass, and (iv) since approximately 1999, worked on the development of the technology.

       JEFFREY J. ANDREWS has served as a director, and our Chief Financial Officer, Treasurer and Secretary since September 22, 2006. Mr. Andrews graduated from Villanova University in May, 1974 with a B.S. in Accounting. He has been a C.P.A. in Pennsylvania since 1978. He commenced his accounting career as an Audit Manager for a regional firm, and over his career has served as the Controller, Treasurer and/or CFO of various companies, and has had experience in corporate restructurings and reorganizations as well as IPO's and SEC periodic reporting. From April, 1999 to June, 2002 Jeff served as CFO of Collectible Concepts Group, Inc., a public company. From June 2002 to October 2004 Mr. Andrews was the Controller of Encapsulation Systems Inc. He joined the Company upon the acquisition of Carbon Recovery Corporation on September 22, 2006, but he had been employed by Carbon Recovery Corporation since November 1, 2004.

       FREDERICK A. CLARK has served as a director of the Company since December 14, 2006. Mr. Clark is President/CEO of Clark Resources, Inc., a governmental relations consulting firm located in Harrisburg, Pennsylvania. Mr. Clark graduated from Pennsylvania State University with a B.A. in Elementary Education in 1985. Mr. Clark has served as a member of the Board of Education of the Harrisburg School District, has served as the President of the African American Chamber of Commerce, is the former CEO of the Urban League of Metropolitan Harrisburg, and is currently Chairman of the National African American Cultural Center. For the past several years, Mr. Clark has been a part-time lecturer at the Pennsylvania Governor's School on Business and Industry and has been appointed by the past three Pennsylvania governors to serve on boards and commissions. Clark Resources, Inc. is representing the Company in Pennsylvania for matters with respect to the proposed tire disposal facility.

       MS. KIM THORNE O'BRIEN has served as a director of the Company since September 20, 2007. Since May, 2004 Ms. O'Brien has been President of Independence, Inc., a firm engaged in providing consulting services to start-up biotechnology companies. From December, 2001 to May, 2004 Kim was Vice President, Business Development & Marketing, of AdvancedTraces, Inc. a company engaged in the development of supersensitive detectors of biowarfare agents. Prior to that, Kim was Regional Business Director, Northeast Region, of MedImmune, Inc. from October 1995 to October 2001. She graduated from Ursinius College in 1980 with a B.S. in Health & Physical Education, graduated from Temple University with an M.S.Ed in Exercise Physiology in 1981 and completed all work except for the dissertation for a Ph.D. in Cardiovascular Physiology from Temple University. Thereafter, and until October 1995, Kim held various jobs in the health industry.

       JONATHAN L. SIMON has been a director of the Company since September 20, 2007. Mr. Simon has been engaged in the recycling industry since approximately the mid-1970's. From 1990 to March, 2006 he was President of Royal Green Corp., a company engaged primarily in recycling ferrous metals. From April, 2006 to the present, he has been President of Royal Green LLC, a successor company to the corporation, still engaged in recycling ferrous metals. In addition, since May, 2006 he has been a director of Green Energy Technologies. Jonathan graduated from the University of Pittsburgh in 1973 with a BS in Biology (with honors).

       There are no family relationships between any of the executive officers and directors.

ADDITIONAL INFORMATION

Where You May Find Additional Information

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR).

                                  MISCELLANEOUS

       We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such holders for their reasonable expenses in connection therewith. Additional copies of this information statement may be obtained at no charge by writing to us at our office address, 408 Bloomfield Drive, Suite #3, West Berlin, New Jersey 08901 Attn: Jeffrey Andrews, Chief Financial Officer.


NO ADDITIONAL ACTION IS REQUIRED BY OUR STOCKHOLDERS IN CONNECTION WITH ANY OF THESE PROPOSALS. HOWEVER, SECTION 14(c) OF THE EXCHANGE ACT REQUIRES THE MAILING TO OUR STOCKHOLDERS OF THE INFORMATION SET FORTH IN THIS INFORMATION STATEMENT AT LEAST TWENTY (20) DAYS PRIOR TO THE EARLIEST DATE ON WHICH THE CORPORATE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT MAY BE TAKEN.

                                             By order of the board of directors,

                                             /s/ Frank G. Pringle

                                             Frank G. Pringle
                                             President and CEO

West Berlin, New Jersey
December 11, 2007

EXHIBITS

EXHIBIT A-Amendment to Articles of Incorporation
EXHIBIT B-Amendment to Certificate of Designation After Issuance of Class or
          Series

EXHIBIT A

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Global Resource Corporation.
2. The articles have been amended as follows (provide article numbers, if available):

       Article 3 of the Articles of Incorporation shall be amended to read in its entirety as follows:

"Article 3: The total number of shares the Corporation may issue is Three Hundred Million (300,000,000) shares, of which Two Hundred Million (200,000,000) shares, par value $.001 per share, shall be designated "Common Stock", and One Hundred Million (100,000,000) shares, par value $.001 per share, shall be designated "Preferred Stock." [See attachment.]

       Continuation of Article 3: "The shares of Preferred Stock may be issued in one or more classes or series from time to time by the Corporation's Board of Directors. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Private Corporations Law of the State of Nevada. Without limiting the generality of the foregoing, and subject to the rights of any series of preferred stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. The Board of Directors may decrease the number of shares designated for any existing series of the Preferred Stock (but not below the number of shares of such series of the Preferred Stock then outstanding). Each share of the Preferred Stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date, if any, from which dividends on such share shall accumulate and other details which because of the passage of time are required to be made in order for the substantive rights of the holders of the shares of such series to be identical.

      Article 4 is hereby added and shall read in its entirety as follows:

"Article 4: The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal or reduction by amendment.

       (a) The Corporation shall indemnify any director and any officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of the Corporation as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of the Corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the Corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case.

       Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the Corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.

              (b) The Corporation shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against all expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection therewith, without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.

              (c) The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

              (d) In addition to the indemnification provided for herein, the Corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly authorized by a majority of the shareholders.

      Article 5 is hereby added and shall read in its entirety as follows:

"Article 5: Except as otherwise provided under Nevada law, the directors and officers of the Corporation shall not be individually liable to the Corporation, its stockholders or creditors for any damages as a result of any act or any failure to act in his or her capacity as a director or officer unless it is proven that: (a) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law."

       Article 9 of the Articles of Incorporation is hereby deleted, and a new
       Article 6 is hereby added and shall read in its entirety as follows:

       "Article 6: The board of directors of the Corporation may adopt a resolution from time to time to decrease or increase the number of issued and outstanding shares of a class or series of the Corporation's Common Stock or Preferred Stock without correspondingly reducing the number of authorized shares of the same class or series, and without requiring the consent or approval of the Corporation's stockholders, either prior to or after the board of directors' approval of the decrease or increase of said shares."

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the article of incorporation have voted in favor of the amendment is: an absolute majority of all issued and outstanding shares entitled to vote.

4. Effective date of filing: (optional): _______________________________________
                     (must not be later than 90 days after certificate is filed)

5. Officer Signature (REQUIRED): __________________________________

EXHIBIT B

   Amendment to Certificate of Designation After Issuance of Class or Series
                            (Pursuant to NRS 78.1955)

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS. 78.1955-After Issuance of Class or Series)

1. Name of Corporation: Global Resource Corporation.
2. Stockholder approval pursuant to statute has been obtained.
3. The class or series of stock being amended: 2006 Series of Convertible Preferred Stock.
4. By a resolution adopted by the board of directors, the Certificate of Designation is being amended as follows or the new class or series is:

The sentence beginning

"The shares of the 2006 Series shall be convertible into shares of the Company's Common Stock at the rate of two (2) shares of Common Stock for each share of the 2006 Series, with unpaid and accumulated dividends being convertible by dividing the total dividends by the closing bid price of the Common Stock for the twenty
(20) consecutive trading days ending on the day of conversion, and multiplying by two (2)." is hereby deleted, and there is substituted in its place and stead the following sentence:

"The shares of the 2006 Series shall be convertible into shares of the Company's Common Stock at the rate of one half (1/2) of one (1) share of Common Stock for each share of the 2006 Series, with unpaid and accumulated dividends being convertible by dividing the total dividends by the closing bid price of the Common Stock for the twenty (20) consecutive trading days ending on the day of conversion, and multiplying by two (2)."

Except as otherwise set forth in this Amendment, the text of the Certificate of Designation filed on January 5, 2007 remains in full force and effect in accordance with its terms and the language therein contained.

5. Effective date of filing: (optional): _______________________________________
                     (must not be later than 90 days after certificate is filed)

6. Officer Signature (REQUIRED): __________________________________